Exhibit 3.7
                         THE COMPANIES ORDINANCE (1983)


                            MEMORANDUM OF ASSOCIATION

                                       OF

                                 KLIKS.COM LTD.


1. The name of the Company is Kliks.com Ltd. in English and _______________ in Hebrew.

2. The purposes for which the Company is established are:

(a) To market and develop any products and services as shall be determined by the Company from time to time.

(b) To engage in and conduct any business as shall be determined by the Company from time to time.

3. The liability of the members is limited.

4. The share capital of the Company is 39,100 New Israeli Shekels divided into 390,100 ordinary Shares of 0.1 New Israeli Shekel each.

We, the undersigned, want to incorporate as a Company, in pursuance of this Memorandum of Association, and we respectively agree to take the number of shares in the capital of the Company set opposite our respective names.

Name and                                                     Number of shares
Addresses of                  .                              taken by each
subscribers             I.D.       Signature     Address     Subscriber
----------------------------------------------------------------------------
                                               5/11 Remez    60
Bernard Wolff        3 1788407 0               Street,
                                               Netanya
                                               42271
Brounstein-Aboudi    51-200476-3               136           40
Trustees Ltd.                                  Rothschild
                                               Blvd., Tel
                                               Aviv, 65272

DATED this 4th day of January 2000.
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                                       2


WITNESS to the above signatures:__________
                                 Advocate